Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-116190) pertaining to the 2005 Long-Term Incentive Plan of Standard Parking Corporation of our reports dated March 7, 2007, with respect to the consolidated financial statements and schedule of Standard Parking Corporation, Standard Parking Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Standard Parking Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Chicago, Illinois	/s/ ERNST & YOUNG LLP
March 7, 2007